Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated November 12, 2003 relating to the financial statements and financial statement schedule, of Applied Material, Inc. which appears in Applied Material, Inc.’s Annual Report on Form 10-K for the year ended October 30, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California
July 21, 2006